UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2020

Lancaster Colony Corporation

(Exact name of registrant as specified in its charter)

Ohio	000-04065	13-1955943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

380 Polaris Parkway Suite 400 Westerville, Ohio	43082
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 224-7141

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, without par value	LANC	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On March 19, 2020, Lancaster Colony Corporation (the “Company”) entered into a new $150 million credit agreement (the “New Credit Agreement”) with the Lenders named in the New Credit Agreement and JPMorgan Chase Bank, N.A. as Administrative Agent. All capitalized terms not otherwise defined herein are defined in the New Credit Agreement.

On March 19, 2020, upon execution of the New Credit Agreement, the Company entered into an agreement with JPMorgan Chase Bank, N.A. to terminate its existing $150 million credit agreement (the “Old Credit Agreement”) dated April 8, 2016, as amended, between the Company, the Lenders party thereto (as defined in the Old Credit Agreement), and JPMorgan Chase Bank, N.A. as Administrative Agent. The Old Credit Agreement was replaced by the New Credit Agreement.

The material terms of the New Credit Agreement are substantially similar to the terms of the Old Credit Agreement.

The New Credit Agreement provides that the Company may borrow, for the five-year term of the agreement, on a revolving credit basis, up to a maximum of $150 million at any one time, with potential to expand the total credit availability to $225 million based on consent of the issuing banks and certain other conditions. All outstanding amounts under the New Credit Agreement are due and payable on March 19, 2025. Interest is variable based upon formulas tied to LIBOR or an Alternate Base Rate. The Company must also pay facility fees that are tied to its then-applicable consolidated leverage ratio. Loans may be used for general corporate purposes. The Company’s obligations under the New Credit Agreement are not secured.

The New Credit Agreement contains certain restrictive covenants, including limitations on indebtedness, asset sales and acquisitions. There are two principal financial covenants: an interest expense test that requires the Company to maintain an interest coverage ratio not less than 2.5 to 1 at the end of each fiscal quarter; and an indebtedness test that requires the Company to maintain a consolidated leverage ratio not greater than 3.5 to 1, subject to certain exceptions in the event of a Material Acquisition. The interest coverage ratio is calculated by dividing Consolidated EBIT by Consolidated Interest Expense, and the leverage ratio is calculated by dividing Consolidated Net Debt by Consolidated EBITDA.

At March 19, 2020, there were no borrowings outstanding under the New Credit Agreement.

The foregoing description of the New Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the New Credit Agreement, which is filed as Exhibit 10.1 and attached hereto.

Item 1.02	Termination of a Material Definitive Agreement

The information set forth under Item 1.01 is hereby incorporated by reference into this Item 1.02.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

The information set forth under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Credit Agreement dated as of March 19, 2020 among Lancaster Colony Corporation, the Lenders, The Huntington National Bank as Syndication Agent and JPMorgan Chase Bank, N.A., as Administrative Agent

104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lancaster Colony Corporation

Date: March 20, 2020	By:	/s/ Thomas K. Pigott
Thomas K. Pigott
Chief Financial Officer and Assistant Secretary
(Principal Financial and Accounting Officer)

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